Exhibit 99.1

Timothy Baker	Scott Solomon
Executive VP, Treasurer and CFO	Vice President
Cynosure, Inc.	Sharon Merrill
978.256.4200	617.542.5300
TBaker@cynosure.com	CYNO@investorrelations.com

Cynosure Reports Third-Quarter Revenues of $28.3 Million

•	ConBio and SmoothShapes Acquisitions Drive 48% Revenue Increase

•	North America Laser Revenue Climbs 54% on 16% Organic Growth

•	Ex Acquisition Costs - Q3 Break-even from Operations

Westford, Mass., October 25, 2011 – Cynosure, Inc. (NASDAQ: CYNO) today announced financial results for the three months ended September 30, 2011.

Financial Results

Third-quarter 2011 revenues increased 48 percent to $28.3 million from $19.1 million for the same period in 2010. The net loss for the quarter was $0.8 million, or $0.06 per basic and diluted share, which includes $0.4 million of expenses associated with the Company’s June acquisition of the aesthetic laser assets of HOYA ConBio®. The Company broke even from operations on an adjusted basis, excluding the acquisition expenses, compared with an operating loss of $1.0 million for the third quarter of 2010. The improvement in operating performance reflects increased revenues and improved operating expense leverage.

“We generated our highest quarterly revenue since 2008, which reflected the combination of key asset acquisitions and our strongest organic growth in North America in three years,” said Michael Davin, Cynosure’s President and Chief Executive Officer. “Internationally, laser product revenue grew 60 percent from the third quarter of 2010. This result was attributable primarily to the effect of our ConBio and SmoothShapes XV acquisitions, which complement our geographic reach and product offerings. In North America, third-quarter laser product revenue grew 16 percent organically and 54 percent overall. While the acquisitions contributed to the overall increase, we also benefitted from solid gains in our core business, due largely to improvements in the North American lending environment. While credit availability is still far from pre-recession levels, our ongoing efforts to bring together creditworthy aesthetic practitioners and financial institutions yielded positive results in the quarter.”

Gross profit for the three months ended September 30, 2011 was 56.5 percent, compared with 56.1 percent for the same period of 2010. The improvement in gross margin reflects slightly higher average selling prices as well as favorable geographic and product mix.

Total operating expenses for the third quarter of 2011 were $16.4 million, or 58 percent of revenues, including $0.4 million of expenses associated with the acquisition of ConBio™. Operating expenses totaled $11.7 million, or 61 percent of revenues, for the third quarter of 2010.

Recent Highlights

•

Cynosure announced that it has acquired worldwide exclusive rights to distribute the PinPointe™ FootLaser™, the world’s first FDA cleared light-based device for the treatment of Onychomycosis (toenail fungus), a condition that affects approximately 36 million people in the United States and an estimated 10 percent of the population worldwide.

•

Cynosure is continuing the European rollout of its Cellulaze™ workstation, the world’s first minimally invasive aesthetic laser for long-lasting reduction of cellulite in a single treatment. The Company recorded initial Cellulaze sales in the third quarter, and is in the process of introducing the product in Australia and Canada. The Company’s 510(k) application for marketing clearance of Cellulaze in the United States is continuing to undergo review by the U.S. Food and Drug Administration.

•

During the third quarter of 2011, the Company began shipments of the ‘Petite’ laser handpiece for the newly acquired SmoothShapes XV system. The Petite handpiece is 50 percent lighter than the first-generation device. The system delivers a 50 percent increase in power density over the prior generation, allowing practitioners enhanced flexibility to treat smaller cosmetic areas such as the arms, neck and calves.

“In conjunction with our new minimally invasive Cellulaze technology, SmoothShapes XV reflects our strategy to provide aesthetic practitioners and their patients with a turnkey solution for cellulite reduction,” Davin said. “Response to SmoothShapes XV’s new Petite handpiece has been extremely positive. The workstation is being sold in North America, South America and Europe, and we expect the product to continue to gain traction in the quarters ahead.”

Business Outlook

“We enter the final quarter of 2011 in a strong position both operationally and financially,” Davin said. “Revenue through the first nine months of 2011 is 29 percent ahead of our pace in 2010. Our newly acquired aesthetic laser products are performing well and we have been pleased to see the favorable impact our direct distribution is having on communicating the value of these newly acquired products to the marketplace. We have begun to realize some initial synergies from our acquisition of ConBio, and we expect additional synergies and cost savings from the transaction as we complete the integration process.”

“On the development front, we remain pleased with the progress of our joint agreement with Unilever to create a laser treatment system for the home use personal care market. Product commercialization remains on track for 2012,” Davin said. “Additionally, we are on schedule to launch our next flagship product for a new aesthetic indication during the latter half of next year. Our balance sheet remains healthy, with $66 million in cash and securities and no long-term debt, and we continue to explore potential acquisition opportunities.”

Third-Quarter Financial Results Conference Call

In conjunction with its third-quarter 2011 financial results, Cynosure will host a conference call for investors and analysts at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the Company’s Executive Vice President and Chief Financial Officer, will discuss Cynosure’s financial results and provide a business overview. Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the Company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 407-5790 or (201) 689-8328. If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Cynosure, Inc.

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and pigmented lesions, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis, reduce the appearance of cellulite and treat Onychomycosis. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulse dye, Q-switched, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991. For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the Company’s anticipated financial results, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the global economy and lending environment and their effects on the aesthetic laser industry, Cynosure’s history of operating losses, its reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, changes in consumer preferences, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010

Revenues	$28,277	$19,051	$76,500	$59,433
Cost of revenues	12,303	8,367	33,379	25,529

Gross profit	15,974	10,684	43,121	33,904

Operating expenses
Selling and marketing	9,838	7,069	28,250	24,116
Research and development	2,571	1,899	7,242	5,454
Amortization on intangible assets acquired	415	—	439	—
General and administrative	3,537	2,688	10,639	8,751

Total operating expenses	16,361	11,656	46,570	38,321

Loss from operations	(387)	(972)	(3,449)	(4,417)

Interest income, net	17	41	117	139
Other (expense) income, net	(260)	504	(47)	(197)

Loss before income taxes	(630)	(427)	(3,379)	(4,475)

Income tax provision	162	33	608	274

Net loss	$(792)	$(460)	$(3,987)	$(4,749)

Diluted net loss per share	$(0.06)	$(0.04)	$(0.32)	$(0.37)

Diluted weighted average shares outstanding	12,596	12,653	12,591	12,691

Basic net loss per share	$(0.06)	$(0.04)	$(0.32)	$(0.37)

Basic weighted average shares outstanding	12,596	12,653	12,591	12,691

Condensed Consolidated Balance Sheet

(In thousands)

	Sept. 30, 2011	Dec. 31, 2010
	(unaudited)
Assets:
Cash, cash equivalents and short-term marketable securities	$63,196	$86,836
Accounts receivable, net	14,980	10,621
Inventories	29,669	18,684
Prepaid expenses and other current assets	3,853	3,902
Deferred tax asset, current portion	485	489

Total current assets	112,183	120,532
Property and equipment, net	7,828	8,892
Long-term marketable securities	2,598	9,990
Goodwill and intangibles, net	24,159	1,666
Other noncurrent assets	647	732

Total assets	$147,415	$141,812

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$21,163	$15,267
Amounts due to related parties	1,873	1,785
Deferred revenue	5,280	3,660
Capital lease obligations	136	133

Total current liabilities	28,452	20,845

Capital lease obligations, net of current portion	279	40
Deferred revenue, net of current portion	405	348
Other long-term liabilities	99	279

Total stockholders’ equity	118,180	120,300

Total liabilities and stockholders’ equity	$147,415	$141,812

To supplement our consolidated financial statements presented in accordance with GAAP, Cynosure uses non-GAAP measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measure included in this press release excludes the $0.4 million acquisition related costs. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

Cynosure’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Cynosure believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Cynosure’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Cynosure’s historical performance and our competitors’ operating results. Cynosure believes that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures (Unaudited)

(In thousands)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010

Loss from operations	$(387)	$(972)	$(3,449)	$(4,417)

Non-GAAP adjustments to loss from operations:

Acquisition related costs	418	—	1,666	—

Total Non-GAAP adjustments to loss from operations	418	—	1,666	—

Non-GAAP income (loss) from operations	$31	$(972)	$(1,783)	$(4,417)